EXHIBIT 10(e)(16)

Annual Performance Incentive Plan for 2011 (“2011 APIP”)

Under the 2011 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved an incentive target opportunity for 2011, expressed as a percentage of base salary, for each participating officer. Certain additional goals were established for some officers based on business unit goals. The Committee also established overall threshold, target and maximum measures of performance for the 2011 APIP. The performance measures and weightings were adjusted Earnings per Share (weighted at 40%), Core Cash Flow from Operations (weighted at 40%) and Revenue Growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 20%).

The performance against the 2011 APIP goals was as follows: adjusted earnings per share was between target and maximum, core cash flow from operations was between threshold and target, and pro forma constant currency revenue growth was below threshold. During 2011, the revenue growth measure was refined to reflect pro forma results, a more accurate indicator of full year performance.